77C: Submission of matters to a vote of security holders

At an annual meeting of all shareholders of Enhanced Equity Yield & Premium Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., James T. Flynn, W. Carl Kester, David O. Beim and Karen P. Robards to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

11,896,911

797,345

James T. Flynn

11,894,221

800,035

W. Carl Kester

11,898,458

795,798

David O. Beim

11,892,252

802,004

Karen P. Robards

11,901,514

792,742

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

8,669,194

199,724

722,497

3,102,841

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

8,665,171

204,015

722,229

3,102,841